EX (d)(2)

JOHN HANCOCK FUNDS III

AMENDMENT TO ADVISORY AGREEMENT

AMENDMENT made this 15th day of July, 2014 to the Advisory Agreement dated January 1, 2014 (the “Agreement”), as amended, between John Hancock Funds III, a Massachusetts business trust (the “Trust”), and John Hancock Advisers, LLC, a Delaware limited liability company. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A of the Agreement is hereby amended and restated, as shown in Appendix A hereto, to reflect the following fee schedule for John Hancock International Growth Fund:

			Excess over
	First $500 million of	Next $500 million of	$1 billion of
Fund	Net Assets	Net Assets	Net Assets

John Hancock International Growth Fund	0.900%	0.850%	0.800%

2.	EFFECTIVE DATE

The Amendment shall become effective with respect to the fund on the later of:

(i) the date of its execution, and

(ii) approval by the Board of Trustees of the Trust of the Amendment.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

JOHN HANCOCK FUNDS III,
on behalf of its series listed in Appendix A to this Amendment

By:	/s/ Andrew G. Arnott
Name: Andrew G. Arnott
Title: President

JOHN HANCOCK ADVISERS, LLC

By:	/s/ Leo Zerilli
Name: Leo Zerilli
Title: Senior Vice President and Chief Investment Officer

APPENDIX A

The Adviser shall serve as investment adviser for each Fund of the Trust listed below. The Trust will pay the Adviser, as full compensation for all services provided under this Agreement with respect to each Fund, the fee computed separately for such Fund at an annual rate as follows (the "Adviser Fee").

The term Aggregate Net Assets includes the net assets of a Fund of the Trust. It also includes with respect to certain Funds as indicated the net assets of one or more other portfolios, but in each case only for the period during which the subadviser for the Fund also serves as the subadviser for the other portfolio(s) and only with respect to the net assets of such other portfolio(s) that are managed by the subadviser.

For purposes of determining Aggregate Net Assets and calculating the Adviser Fee, the net assets of the Fund and each other fund of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

The Adviser Fee for a Fund shall be based on the applicable annual fee rate for the Fund which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Net Assets or Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Adviser Fee for each Fund shall be accrued and paid daily to the Adviser for each calendar day. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Fund. Fees shall be paid either by wire transfer or check, as directed by the Adviser.

If, with respect to any Fund, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

A-1

	First $500	Next $500	Next $500	Next $1	Excess over
	million of	million of	million of	billion of	$2.5 billion of
Fund	Net Assets	Net Assets	Net Assets	Net Assets	Net Assets

John Hancock Disciplined Value Fund	0.750%	0.725%	0.700%	0.675%	0.650%

John Hancock Disciplined Value Mid Cap Fund	0.800%	0.775%	0.750%	0.725%	0.700%

All
Fund	Net Assets

John Hancock Global Shareholder Yield Fund	0.800%

	First $100	Next $900	Next $1	Next $1	Next $1	Excess over
	million of	million of	billion of	billion of	billion of	$4 billion of
	Aggregate	Aggregate	Aggregate	Aggregate	Aggregate	Aggregate
Fund	Net Assets	Net Assets	Net Assets	Net Assets	Net Assets	Net Assets

John Hancock International Core Fund[1]	0.920%	0.895%	0.880%	0.850%	0.825%	0.800%

1 For purposes of determining Aggregate Net Assets, the net assets of the International Core Fund, a series of John Hancock Funds III and the International Core Trust, a series of John Hancock Variable Insurance Trust are included.

			Excess over
	First $500 million of	Next $500 million of	$1 billion of
Fund	Net Assets	Net Assets	Net Assets

John Hancock International Growth Fund	0.900%	0.850%	0.800%

	First $100	Next $900	Next $1	Next $1	Next $1	Excess over
	million of	million of	billion of	billion of	billion of	$4 billion of
Fund	Net Assets	Net Assets	Net Assets	Net Assets	Net Assets	Net Assets

John Hancock International Value Equity Fund	0.900%	0.875%	0.850%	0.825%	0.800%	0.775%

			Over
	First $3 billion of	Next $3 billion of	$6 billion of
Fund	Aggregate Net Assets	Aggregate Net Assets	Aggregate Net Assets

John Hancock Select Growth Fund	0.730%	0.725%	0.700%

A-2

	First $500	Next $500	Excess over $1
	million of	million of	billion of
Fund	Net Assets	Net Assets	Net Assets

John Hancock Small Company Fund	0.900%	0.850%	0.800%

	First $500 million of	Next $500 million of	Excess over $1 billion of	Excess over $1.5 billion of
Fund	Net Assets	Net Assets	Net Assets	Net Assets

John Hancock Strategic Growth Fund	0.725%	0.700%	0.675%	0.650%

A-3